Exhibit 107

CALCULATION OF FILING FEE TABLES
SC TO-I
(Form Type)
WEX Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to be Paid	$ 750,000,000.00(1)	0.00015310	$ 114,825.00(2)
Fees Previously Paid	—		—
Total Transaction Valuation	$ 750,000,000.00
Total Fees Due for Filing			$ 114,825.00
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$ 114,825.00

(1) Calculated solely for purposes of determining the amount of the filing fee. This amount is based on the Registrant’s offer to purchase up to $750,000,000.00 in value of shares of common stock, par value $0.01 per share.

(2) Calculated at $153.10 per $1,000,000.00 of the transaction valuation in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2025, issued August 20, 2024. The transaction valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.